                                  EXHIBIT 99.2

                          INVESTMENT COMMITTEE CHARTER

Organization

        This Charter governs the operations of the Investment Committee of the
Board of Directors of Hydroflo, Inc. The Committee shall review and reassess the charter at least annually and recommend any appropriate changes to the Board of
Directors. The Committee shall be appointed by the Board of Directors and shall be comprised as follows:

        a) If the total board consists of fewer than three independent members, then all independent board members shall sit on the Investment Committee.

        b) If the total board consists of three or more independent members, then the
           Investment Committee shall consists of at least three members, all of whom shall be independent (non-affiliates) according to the requirements of the
           Investment Company Act of 1940 and the NASD.

        c) All Investment Committee members shall be financially literate.

        The Investment Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but at least annually to assess the status and performance of investments. Meetings of the committee may be held either in person or telephonically.

Statement of Policy

        The Investment Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's contemplated investments and portfolio companies and investments. In so doing, the Committee shall remain free and open communications between the Committee, the independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

        The primary responsibility of the Investment Committee is to oversee the
Company's evaluation of contemplated investment and portfolio companies on behalf of the Board and report the results of their activities to the Board. The
Committee shall have the final authority in approving investments and shall make recommendations to the Board respecting the disinvestment of portfolio companies.

        The following shall be the principal recurring processes of the Investment
Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o       The Committee shall have the ultimate authority for and responsibility to evaluate and recommend investments. The Committee shall review all

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        contemplated investments by examining the financial history of the company, the expected return on investment, the quality of management, the soundness of the business model, the capital requirements, and the relationship between the company, its management and shareholders, and all known affiliates of __________. The Committee acknowledges that investments shall be made in accordance with Section 10(f) of the Act, which prohibits the investment in companies in which an affiliate of the Company is a control person.

o       The Committee shall review and discuss with management the performance of portfolio companies. The Committee shall examine the results of operations, the anticipated additional capital requirements, the return on investment, the level of management support required, budgets, forecasts and variance reports. Where appropriate, the Committee shall recommend the sale, spin-off or other disposition of under-performing portfolio companies.

o       The Committee shall review and discuss with management the diversity and risk of the Company's investment portfolio, and, where appropriate, make recommendations respecting the sale or addition of portfolio investments.

o       The Committee shall review, evaluate and discuss with management all solicited and unsolicited offers to purchase portfolio companies. The
        Committee shall have the final authority for approving the sale of portfolio investments.

o       The Committee shall ensure that the Company's investments comply with
        Section 12 of the Investment Company Act of 1940, which prohibits certain investments. Committee members shall familiarize themselves with Section 12 and shall review and discuss with management the limitations set forth therein.

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